Exhibit 10.10

Amendment no 1 to Joint Venture Agreement

by and among

Loews Cineplex International Holdings, Inc.

(formerly LTM Spanish Holdings, Inc)

and

Ricardo Evole Martil

In Madrid and New York as of July 7, 2003.

Amendment no 1 to Joint Venture Agreement

by and among

Loews Cineplex International Holdings, Inc. (formerly LTM Spanish Holdings, Inc)

and Ricardo Evole Martil

In Madrid and New York as of July 7, 2003.

COME TOGETHER

ON THE ONE HAND: Mr. Travis Reid, of age, with professional domicile in New York 711 Fifth Avenue with passport number 112136914. He appears in the name and in representation of Loews Cineplex International Holdings, Inc., with professional domicile in 711 Fifth Avenue, 12th Floor, NY, NY 10022.

He makes use of the authorities that correspond to him as President of Loews Cineplex International Holdings, Inc.

AND ON THE OTHER HAND: Mr. Ricardo Evole Martil, of age, with professional domicile in Madrid, calle Princesa 31, with NIF 2.450.193-A.

He appears in his own name and behalf.

The parties mutually recognize the capacity of the other to assume the obligations established herein and

THEY STATE

I.- That on April 27,1998 Mr. Ricardo Evole Martil (hereinafter “RE”) and Loews Cineplex International Holdings, Inc. (previously LTM Spanish Holdings, Inc.) (hereinafter “Loews”) entered into a Joint Venture Agreement (the “Agreement”) to jointly form and manage a motion picture business in Spain under the company name Yelmo Cineplex, S.L., whose governance and administration would correspond to the parties in the form provided for therein, likewise establishing the undertakings assumed by each of the parties for the execution of that agreed to, and among other things, the contribution of capital to the Joint Venture Company.

A copy of said Agreement excluding all its annexes, appendices and schedules, except for Appendix A, is attached hereto as Annex I.

II.- The Agreement established an obligation for Loews to make capital contributions to the Joint Venture Company Yelmo Cineplex, S.L. (the “JV” or the “Company”) equal to the Contribution Amount.

III.- That in compliance with the Agreement, on June 10, 1998 the JV and RE entered into a top management agreement expiring June 9, 2003, by virtue of which the carrying out of the duties of a General Manager of the JV were entrusted to RE.

A copy of said top executive contract is attached hereto as Annex II.

IV.- That at the signature of this document, the share capital of the JV is 11,970,000,000 pesetas (ELEVEN THOUSAND NINE HUNDRED AND SEVENTY MILLION PESETAS), equivalent to 71,941,148.891 Euros (SEVENTY ONE MILLION NINE HUNDRED AND FORTY ONE THOUSAND ONE HUNDRED AND FORTY EIGHT EUROS AND EIGHTY NINE CENTS) divided in 23.940 units numbers 1 to 4,000 and 16,001 to 23,940, inclusive, Class A, and 4,001 to 16,000, inclusive, Class B, all with a nominal value of 500,000 pesetas (FIVE HUNDRED THOUSAND PESETAS), equivalent to 3,005.060522 Euros (THREE THOUSAND FIVE EUROS AND ZERO SIX ZERO FIVE TWO TWO CENTS), as a consequence of the following contributions: the partner RE has contributed to the JV as an in kind capital contribution the amount of 6,000,000,000 pesetas (SIX THOUSAND MILLION PESETAS), having subscribed to, as a consequence, 12,000 (TWELVE THOUSAND) units in the JV, numbers 4,001 to 16,000, inclusive, of Class B, of 500,000 pesetas (FIVE HUNDRED THOUSAND PESETAS) nominal value each, representing 50.12531328% of the total share capital and the partner Loews has contributed to the JV as a cash contribution to the share capital 5,970,000,000 pesetas (FIVE THOUSAND NINE HUNDRED AND SEVENTY MILLION PESETAS), plus issuance premium in cash for an amount of 2,574,894,895 pesetas (TWO THOUSAND FIVE HUNDRED AND SEVENTY FOUR MILLION EIGHT HUNDRED AND NINETY FOUR THOUSAND EIGHT HUNDRED AND NINETY FIVE PESETAS) having subscribed to as a consequence 11,940 (ELEVEN THOUSAND NINE HUNDRED AND FORTY) units of the JV, numbers 1 to 4,000 and 16,001 to 23,940 of Class A, inclusive, with a nominal value of 500,000 pesetas (FIVE HUNDRED THOUSAND PESETAS) and each representing 49.87468671% of the total share capital.

V.- That on June 30, 2003 a meeting of the Board of Directors of JV and its Subsidiary was held to prepare the Annual Accounts of both companies corresponding to fiscal year ended December 31, 2002 and on this same date a meeting of JV Members and its Subsidiary were held to approve such Annual Accounts and agree on the allocation of results obtained during such fiscal year.

[1]	71,941,148.894739€ before rounding to two decimals.

VI.- That the parties have agreed to partially modify the Agreement through this amendment (the “Amendment”) to approve a capital contribution by Loews which permits it to own 50% of share capital of the Company, to renew the top executive contact mentioned in Whereas III and to hold a partners meeting to effectuate certain additional provisions concerning the ownership, government and administration of the JV, as set forth in this Amendment, all of this in accordance with the following,

CLAUSES

FIRST.- DEFINED TERMS.

Capitalized terms used but otherwise not defined herein shall have the meanings ascribed thereto in the Agreement. In addition the following terms, when capitalized, shall have the following meanings:

(a) “Agreement” shall have the meaning set forth in the Recitals to this Amendment.

(b) “Amended Agreement” shall mean the Agreement, as amended hereby.

(c) “Permitted Transferee” the definition provided for in the Agreement shall be substituted for the following:

“Permitted Transferee” means any Subsidiary of Loews or any corporation in which RE and/or his children and/or lawful wife owns at least 51% of the outstanding equity, or directly, RE’s lawful wife and children. To be a Permitted Transferee such transferee must execute the writing required by Section 8.1 of the Amended Agreement to be bound by the terms of this Agreement. Furthermore, for the transfer to be considered as made to a Permitted Transferee RE and his lawful wife and children shall be jointly and severally obligated to perform the duties of RE under the Amendment Agreement including without limitation, the voting obligations in Section 7 of the Amended Agreement, the transfer restrictions and related provisions in Section 8 of the Amended Agreement and the covenants regarding non-competition and corporate opportunities in Section 10 of the Amended Agreement, and shall be jointly and severally liable for any breach of any such duty by any of them; and Loews and its Subsidiary shall be jointly and severally obligated to perform the duties of Loews under the Amendment Agreement including without limitation, the voting obligations in Section 7 of the Amended Agreement, the transfer restrictions and related provisions in Section 8 of the Amended Agreement and the covenants regarding non-competition and corporate opportunities in Section 10 of the Amended Agreement, and shall be jointly and severally liable for any breach of any such duty by any Subsidiary. In the case of Subsidiaries of Loews with a net worth of less than US $ 100 Million they must continue to be a Subsidiary of Loews.”

(d) Plurals, Gender, Etc. In the Amended Agreement, unless the context otherwise indicates or requires:

(i) words in the singular include the plural and vice versa and words in one gender include the other gender.

(ii) a reference to:

A.	any party includes its successors and permitted assigns,

B.	a person includes any individual, firm, body corporate, association, partnership, government or state, and

C.	parties, unless otherwise expressly indicated herein, shall mean Loews and RE (and their respective successors and assigns).

SECOND.- ANNUAL ACCOUNTS. ADDITIONAL SHARE CAPITAL CONTRIBUTIONS TO THE JOINT VENTURE COMPANY YELMO CINEPLEX. S.L.

A.	The parties ratify herein the resolutions passed at the Board of Directors meeting as well as the resolutions passed at the General Shareholders Meeting that are referred to in Recital V of this Amendment and which are attached hereto as Annex Second A. The parties expressly state that they do not have any objection or claim against the other nor against JV and its Subsidiary or their respective Directors whatsoever based on such resolutions.

B.	The parties expressly agree to extend for Loews the term for the contribution that is referred to in Recital II of this Amendment and as a consequence they agree to cause the JV to increase its capital by issuing 60 Class A units, with premium, which shall be subscribed to entirely by Loews so that upon paying in the corresponding amount indicated below Loews shall acquire ownership of units necessary to reach 50% of the share capital of the JV. The parties agree hereby that the amount to be paid in and deposited by Loews in the account of the JV for the payment of said increase of capital is 46,389,000 pesetas (FORTY SIX MILLION THREE HUNDRED EIGHTY NINE THOUSAND PESETAS), equal to 278,803.51[2] Euros (TWO HUNDRED AND SEVENTY EIGHT THOUSAND EIGHT HUNDRED AND THREE EUROS AND FIFTY ONE CENTS), (the “Last Contribution Amount”) corresponding to 180,303.63 Euros (ONE HUNDRED AND EIGHTY THOUSAND THREE HUNDRED AND THREE EUROS AND SIXTY THREE CENTS) equal to 30,000,000 (THIRTY MILLION) pesetas of nominal value and 98,499.87 Euros (NINETY EIGHT THOUSAND FOUR HUNDRED AND NINETY NINE EUROS

[2]	Rounded to two decimals

and EIGHTY SEVEN CENTS) equal to 16,389,000 (SIXTEEN MILLION THREE HUNDRED AND EIGHTY NINE THOUSAND) pesetas of premium, equal to 1,641.66 Euros (ONE THOUSAND SIX HUNDRED AND FORTY ONE EUROS and SIXTY SIX CENTS) or 273,150 (TWO HUNDRED AND SEVENTY THREE THOUSAND ONE HUNDRED AND FIFTY) pesetas for each newly created unit. Upon receipt by the JV of the Last Contribution Amount Loews shall have fully performed its undertaking to make capital contributions equal to the Contribution Amount, and as a consequence mutatis mutandi RE and Loews shall have no claim against the other whatsoever based on the obligation of Loews to fund according to Section 4.3, or recourse to Section 4.8, of the Agreement.

For all such purposes, both parties undertake to constitute a Partners Meeting of the JV immediately after signature of this Amendment with all partners attending and to vote favourably for the resolution of increasing the capital by way of cash contribution and issuance and subscription of the units that is reflected in the minutes attached hereto as Annex III and cause the JV to notarize and present for registration said increase at the Mercantile Registry of Madrid.

Should the Mercantile Registry of Madrid fail to register the increase in capital referred to in this Clause Second for any reason the parties agree to take the necessary steps as partners in the JV, and therefore cause the directors of the JV and the JV to take the necessary steps, so that the JV registers an increase in capital permitting Loews to obtain 50% of the share capital of the JV.

THIRD.- GOVERNMENT AND ADMINISTRATION OF THE JOINT VENTURE COMPANY YELMO CINEPLEX, S.L. AND ITS SUBSIDIARIES.

3.1.- The parties agree that, as long as the share of the parties and their respective Permitted Transferees in the JV is 50/50 the undertakings agreed to in Article VII of the Agreement as amended hereto regarding government and administration of the JV and its Subsidiaries shall be applied. In the event that any of the parties and/or their Permitted Transferees ceases to hold a 50% interest in the JV, directors of JV and its Subsidiaries shall be appointed by majority and provisions of the Agreement related to the quorum and approval of resolutions within the Board shall no longer apply.

For such purposes, the parties undertake to favourably vote at the partners meeting referred to in the Second Clause of this Amendment regarding the resolution concerning the cessation, designation and appointment of directors included in the minutes attached as Annex III.

3.2.-

(a).- The parties likewise expressly ratify their intent that RE continue as managing director of the JV and its Subsidiaries.

(b).- With express derogation of what is established in Section 7.4 (a) of the Agreement regarding the limits to the authorities of the managing director the parties agree expressly that the managing director shall be invested with the broadest authorities, except for the realization of the following operations and/or acts, whose valid execution shall require the prior express approval of the Board of Directors. As a consequence Section 7.4 (a) of the Agreement shall be replaced by the following:

“Section 7.4. Approval of Certain Matters. (a) The Managing Director shall not and shall not permit the Company or any Subsidiary of the Company to take or agree to take any of the following actions or engage in any of the following transactions without the prior approval of the Board of Directors in accordance with the provisions of this Agreement:

(i) expenditure of any sum of Euros 1,250,000 (ONE MILLION TWO HUNDRED AND FIFTY THOUSAND) or more in the aggregate per annum that is not included in an Approved Budget, it being understood and agreed that expenditures on film rental, to the extent such expenditures are determined by reference to box-office sales, and any other variable costs that must be increased for the ordinary running of the JV and its Subsidiaries shall not be restricted by this clause (i);

(ii) sale, transfer or disposal of assets of the Company or any of its Subsidiaries, or purchase or other acquisition of assets or businesses, in each case in any single or series of related transactions for a consideration in excess of Euros 1,250,000 (ONE MILLION TWO HUNDRED AND FIFTY THOUSAND) in the aggregate per annum that is not included in an Approved Budget;

(iii) engaging by the Company or any of its Subsidiaries in any business other than as provided in its corporate purpose;

(iv) varying the Company’s accounting policies and practices in any material respect, other than to comply with GAAP;

(v) establishing any place of business outside Spain;

(vi) entering into any joint venture, partnership agreement or similar arrangement;

(vii) approving and adopting the annual budget or the Business Plan or any change thereto;

(viii) incurring any debt for borrowed money in excess of Euros 1,250,000 (ONE MILLION TWO HUNDRED AND FIFTY THOUSAND) that is not included in an Approved Budget;

(ix) commencing or settling litigation where the amount involved exceeds Euros 1,250,000 (ONE MILLION TWO HUNDRED AND FIFTY THOUSAND);

(x) entering into, amending or waiving the provision of any agreements or transactions with any Member or any Affiliate of any Member after the Closing Date except (1) as expressly provided for in this Agreement, (2) relating to the exhibition and settlement of motion pictures, or (3) in the ordinary course of business under terms no less favorable to the Company than those that could be obtained by the Company in an arms length transaction, provided that prior to the Company entering into such agreement or transaction it is disclosed to the Board;

(xi) entering into employment agreements or consulting agreements with any Person involving the payment in any such agreement of an amount in excess of Euros 150,000 (ONE HUNDRED AND FIFTY THOUSAND) or authorizing any Person to enter into any such employment agreements or consulting agreements; or

(xii) giving JV’s approval to the Transfer of any Membership Interest pursuant to Section 8.1 of the Amended Agreement.”

The amounts referred to in 7.a (i), (ii), (viii), (ix) and (xi) shall be increased annually based on the General Consumer Price Index for Spain taking as a base the previous year’s amount beginning in January 1, 2005.

3.3.- The parties hereby agree that:

(a) As long as RE and any of his Permitted Transferees own all Class B units, the owners of said Class B units shall be entitled acting together as a group to propose the Managing Director and President of the Board of Directors of the JV and its Subsidiaries.

(b) As long as Loews and any of its Permitted Transferees own all Class A units, the owners of said Class A units shall be entitled acting together as a group to propose the Secretary and Vice-Secretary of the Board of Directors of the JV and its Subsidiaries, a senior executive of the JV and its Subsidiaries, and the auditor of the JV and its Subsidiaries, the latter in the terms set forth in clause FIFTH of this Amendment.

(c) The party not proposing the positions mentioned in (a) and (b) shall vote in favour of the proposing party’s appointment.

(d) If RE or any of his Permitted Transferees sells any or all of its Class B Units prior to July 7, 2008 to any person other than a Permitted Transferee (i) the rights described in (a) above shall cease to exist and operate from the date of such sale, (ii) the rights described under (b) above shall remain in full force and effect indefinitely, (iii) the holders of the Class B units shall be obliged to perform the obligations set forth in (c) above from and after such date and (iv) the holders of Class A Units shall not be obliged to perform the obligations set forth in (c) above from and after such date.

(e) If Loews or any of its Permitted Transferees sells any or all of its units prior to July 7, 2008 to any person other than a Permitted Transferee, then (i) the rights described under (b) above shall cease to exist and operate from the date of such sale, (ii) the rights described in (a) above shall be remain in full force and effect indefinitely, (iii) the holders of the Class A Units shall be obliged to continue to perform the obligations set forth in (c) above and (iv) the holders of Class B Units shall not be obliged to perform the obligations set forth in (c) above from and after such date.

(f) Subject to the foregoing, if either party sells all or part of its Units on or after July 7, 2008 to any person other than a Permitted Transferee, then the rights described in (a), (b) and (c) above shall cease to exist and operate from the date of such sale and the positions within the Board of Directors of JV and its Subsidiaries shall be agreed by the members of the Board.

3.4.- The parties likewise ratify their intent and undertaking that RE shall continue to manage the JV and its Subsidiaries according to the terms included in Annex IV (“RE’s Employment Contract”). Once RE’s Employment Contract terminates, the Board of Directors of the JV and its Subsidiaries shall agree on the appointment, as necessary, of the JV’s and Subsidiaries’ General Manager.

FOURTH.- DIVIDEND POLICY OF THE JOINT VENTURE COMPANY YELMO CINEPLEX, S.L.

The parties expressly agree to add a new Article XIV to the Agreement establishing a dividend policy for the JV. Article XIV shall have the following text:

“ARTICLE XIV”

DIVIDEND POLICY

Section 14.1. The distribution of dividends of the partners shall be made in proportion to their share capital.

Section 14.2. Dividends may only be distributed once all applicable contractual and other legal requirements are met.

Section 14.3. Once the legal requirements are met, if there are profits that may be distributed with respect to any fiscal year of the JV, and as long as the participation of the parties and their respective Permitted Transferees in the JV is 50/50, either of the parties acting as a group with its Permitted Transferees may require that the JV proceed to distribute dividends among the partners up to a maximum equal to 5% of the Equity of the JV provided that the JV has distributable cash at the date of the proposed dividend distribution, which means that no borrowed money can be used to pay dividends.

For such purposes the party making the request shall notify the other party of its request in such a way as to prove the date of sending and the contents of the same to the other party, detailing the amount that it wishes to have distributed as dividends, attaching to the communication the audited Annual Accounts of the JV for such fiscal year and written confirmation by the Company’s independent auditors that the closing balance sheet in such Annual Accounts complies with the requirements of article 213 of the Ley de Sociedades Anónimas.

Section 14.4. The party that is requested to do so undertakes to favourably vote for the resolution for distribution of dividends proposed by the requesting party at the Partners Meeting that must be held to approve the Annual Accounts and application of results, as long as said resolution complies with the conditions established in the above sections.”

FIFTH.- AUDITORS OF THE JOINT VENTURE COMPANY YELMO CINEPLEX, S.L.

The parties expressly agree to add a new Section 7.5 to the Agreement with the following text:

“Section 7.5. Auditors. Both parties agree that, as long as the participation of the parties and their respective Permitted Transferees in the JV is 50/50, the auditors of the JV and its Subsidiaries shall be appointed by the General Partners Meeting at the proposal of the partner Loews from among auditing firms of internationally recognized prestige with offices in Madrid. As a consequence RE and/or any Permitted Transferees shall vote in favour of the proposal of auditors made by Loews at the General Partners Meeting when Loews requests such point to be included in the agenda of the meeting, it being understood that, unless there is a justified cause, such as a change in control of Loews, a legal requirement or conflict of interest, Loews will not propose a change of the auditors so designated unless a minimum period of three years has passed since its original appointment of such auditors.”

SIXTH.- DEADLOCK OF THE JOINT VENTURE COMPANY YELMO CINEPLEX, S.L.

The parties expressly agree to add a new Article XV to the Agreement establishing a procedure to divide the assets of the JV into two equal blocks if the parties fail to reach a negotiated agreement under certain conditions. Article XV shall have the following text:

“ARTICLE XV

DEADLOCK PROCEDURE

Section 15.1 If while the Agreement is in force a serious and repeated disagreement arises between Loews and its Permitted Transferees acting together as a group representing 50% of the share capital of the JV on the one hand, and RE arid his Permitted Transferee acting together as a group representing 50% of the share capital of the JV on the other hand resulting in a failure to reach a majority resolution regarding a matter that is submitted to either a Partners Meeting or the Board of Directors within the sphere of their respective competence which is essential for the normal running of the business or that prevents the normal development of the projects and activities of the JV or its Subsidiaries (a “Disagreement”), the parties agree to apply the following rules:

(a) Once aware of the existence of a Disagreement between the parties, both undertake to negotiate in good faith, a solution to the Disagreement that results in a resolution of the Board of Directors or the Partners Meeting, or that in any other manner satisfies both parties and is reflected in a written agreement, for a period of 60 (sixty) calendar days (the “Negotiating Period”) from the receipt of written notification regarding the Disagreement by either of the parties from the other party, unless the parties otherwise agree.

(b) If the Negotiating Period has transpired without the parties having been able to reach a satisfactory solution to the Disagreement they shall proceed, as provided for in Section 15.2 below, to a spin-off of the assets of the JV and its Subsidiaries (the “Spin-off’).

Section 15.2 (a) Either of the parties may initiate the Spin-off procedure immediately after the expiry of the Negotiating Period by giving notice (the “Spin-off Notice”) to the other party if no solution, as provided for in Section 15.1 (b), has been reached. The purpose of the Spin-off shall be the division by the Independent Expert appointed in accordance with the procedure established in Section 15.2 (b), of all the assets and liabilities of the JV and its Subsidiaries (including the personnel) into two separate blocks, each of them with equivalent value and content and each capable of operating separately, and each of the blocks shall be transferred by the JV in accordance with the Plan to newly incorporated limited liability companies (the “Beneficiary Companies”), in accordance with the spin-off process established in articles 94 and related articles of the Law on Limited Liability Companies, (the “LSRL”). The units of said Beneficiary Companies shall be allocated to the partners of the JV as compensation for the liquidation of the JV. Both parties agree hereby, as required by article 252 of the Law on Stock Companies (the “LSA”), to which the LSRL refers to, that all the units of one of the Beneficiary Companies of the Spin-off shall be allocated to the partners holding Class A Units, and that all the units of the other Beneficiary Company of the Spin-off shall be allocated to the other partners holding Class B Units.

Section 15.2.(b) Appointment of Independent Expert

(i) The parties shall by agreement in writing appoint the Independent Expert from among the internationally recognized auditing firms located in Madrid that do not audit the

JV or its Affiliates or either partner or its Affiliates. The party sending the Spin-off Notice, (the “Requesting Partner”) will indicate to the other party the name of the Independent Expert that is proposed by him. Should the parties agree on the Independent Expert, the Requesting Partner shall send a communication to the Independent Expert in the form attached as Annex 15.2(b)(i). The Independent Expert so notified will have 7 days to notify the Requesting Partner of its acceptance in writing of its appointment. If the Independent Expert fails to duly accept its appointment, then the parties shall upon the expiry of the referred to 7 day period repeat the process established in this paragraph.

(ii) If the parties do not reach an agreement regarding the identity of the Independent Expert within seven (7) days of the date of the Spin-off Notice, either of the Partners, (the “Notifying Partner”), may send a communication, in the form attached as Annex 15.2(b)(ii), to the Dean of the Bar of Madrid (the “Dean”) requesting him to appoint the Independent Expert from among the internationally recognized auditing firms that do not audit the JV or its Affiliates or either party or its Affiliates, located in Madrid (the “Request”). The Notifying Partner shall simultaneously with the sending of the Request to the Dean notify via notary the other party of the existence of the Request by sending a copy of the Request.

(iii) The appointment of the Independent Expert, which shall at the same time, be communicated to both parties, shall be made by the Dean within 10 working days of receipt of the Request made by the Notifying Partner. The appointment by the Dean will indicate the tasks of the Independent Expert as provided for in Annex 15.2(b)(iii) [a transcription of this Article XV]. The Independent Expert shall confirm acceptance of the appointment to both parties and the Dean within 7 days of receipt of the appointment by the Dean.

(iv) Any other communications related to the appointment of the Independent Expert shall be sent by the Requesting or Notifying Partner, as applicable, to the other party immediately upon sending or receiving any communication.

Section 15.2.(c) The task of the Independent Expert shall be to issue a report, (the “Report”) containing a draft of the Spin-off plan and directors’ report that shall be approved afterwards by the Board of the JV, and as applicable the Subsidiaries, as the Spin-off plan of the JV (the “Plan”) and directors’ report (the “Directors’ Report”), required by article 94 of the LSRL. The Report shall include, as a consequence, all that required by article 94 of the LSRL and the related articles of the LSA, and particularly the following:

(i)	a description and valuation of the assets and liabilities of the JV and its Subsidiaries;

(ii)

a division of the assets and liabilities of the JV and its Subsidiaries in two blocks of equivalent value and content, each capable of being operated as a going concern, specifying the elements of assets and liabilities making up each one of the blocks (including the personnel that may be attributed to each block, including those that are not working in cinemas) taking into account that RE’s Employment Contract shall terminate immediately upon assignment of the JV’s assets and liabilities to the Beneficiary Companies;

(iii)	the valuation of each block;

(iv)	the corporate procedure for creating the two blocks taking into account (1) the nature of the business and operations of the JV, (2) its corporate structure, (i.e. holding company owning one hundred percent of one Subsidiary which owns the operating assets) and (3) the purpose of the Spin-off;

(v)	satisfaction of obligations to third parties;

(vi)	payment by the JV of all costs and expenses related to the intervention of the Dean, the Independent Expert and the implementation of the Plan;

(vii)	a draft of the Plan;

(viii)	a draft of the Directors’ Report; and

(ix)	any other information required by law.

Apart from the above, the parties expressly agree that all the industrial property rights contributed to the JV by either of the parties or their Affiliates, and including those associated with the name “Yelmo” and “Regaliz” on the one hand and the name “Cineplex” and the Spotlight Logo on the other, will be allocated to the Beneficiary Companies of RE and Loews respectively, since both have an equivalent value and nature. The licence contract effective June 30, 1999 concerning the use of the spotlight logo, Spanish graphic trademark number M2192245, and Community number 000965053 both in Class 41 and the word Cineplex, all licensed by Loews Theatre Management Corp. to the JV shall be terminated without cost to either party, and any registered right derived from such license shall prior to the Spin-off be assigned to Loews.

The Report shall be prepared and delivered simultaneously to the Board of Directors of the JV, Loews and RE by the Independent Expert within 60 (sixty) calendar days of its acceptance of its appointment.

Section 15.2.(d) Once the Report of the Independent Expert is received, the parties will have a maximum period of 7 (seven) calendar days from the day after its receipt to agree to the allocation of the two blocks proposed by it. If they cannot agree, either party may notify the Independent Expert of their failure to agree and request that the allocation of said blocks shall be done according to a random drawing before the Independent Expert. The drawing shall take place within 5 (five) days of the sending of the notice referred to in this paragraph on the date and at the place that the Independent Expert communicates to the partners. The Independent Expert shall establish the procedure for the drawing. The procedure shall be transparent and communicated to the parties prior to the drawing.

Section 15.2.(e) As a result of the creation of the blocks, their allocation to the Beneficiary Companies, and the allocation of the Beneficiary Companies to the Partners according to 15.2(d) the parties as partners to the JV shall take all steps necessary under Spanish law to cause the JV and its Subsidiaries to effect the Spin-off in the terms and conditions set forth in the Report of the Independent Expert. Both parties hereby undertake to favourably vote for said Spin-off resolution, cause the corresponding deed of spin-off to be granted and cause the directors they have appointed to sign and approve the Plan and the Directors’ Report required by the LSRL based on the Report prepared by the Independent Expert, deposit the Plan, have prepared the information for the partners, publish the announcements, and register the Spin-off deeds, all as required by law.

The call of the corresponding Board of Directors and General Partners Meeting that shall approve, respectively, the Plan, the Director’s Report, and the Spin-off balance sheet if necessary, and the spin-off resolution shall be made as provided for in the By-laws, immediately after receiving the Report of the Independent Expert and the allocation of the Beneficiary Companies to the Partners according to 15.2(d).

Section 15.2.(f) The breach by one of the parties (the “Breaching Partner”) of its obligation to appear at the Partners Meeting, vote in favor of the Spin-off resolution on the terms herein agreed, of its obligation to grant the corresponding deeds or, in general, to take any other legally required action to carry out the Spin-off, shall give the other party (the “Performing Partner”) the right to seek in arbitration, according to the procedure provided for in Article XIII of the Amended Agreement, the specific performance of the Spin-off and what it implies, in the form and according to the division of assets and liabilities made by the Independent Expert according to what is established in the preceding sections. The parties hereby expressly undertake to comply with the arbitration award issued by the arbitrators hearing any such dispute.

The fees incurred from the arbitration proceeding mentioned in the above paragraph shall be paid by the Breaching Partner, unless, taking into the account the circumstances of the case, the arbitration tribunal decides otherwise.

Section 15.2.(g) If, once the arbitration award is issued, its execution is impossible due to causes attributable to one of the parties, even by virtue of the substitution of will foreseen in articles 705 and related of the Civil Procedure Act, the party that had made impossible the execution of the arbitration award shall give to the other party as equivalent compliance, 1% of the units that it holds in the JV.

Section 15.3 Non-Solicitation and Confidentiality; Ordinary Course. The parties agree hereby that, once the spin-off proceeding set-forth in the preceding sections of this Clause is initiated, if applicable, each party will refrain from proposing and/or promoting in any manner, directly or indirectly, offers to hire the employees assigned to the Beneficiary Company allocated to the other party, for a period of three years from the date of the acceptance of appointment by the Independent Expert pursuant to Section 15.2 (b) iii. Likewise both parties undertake to keep confidentially for the same three year period the knowledge that each party and the employees of the Beneficiary Companies have of the other Beneficiary Company.

Section 15.4 Indemnity. If a claim is made against a party or its Affiliates, including a Beneficiary Company (the “First Party”), for failure of the other party’s Beneficiary Company or its Affiliates (the “Second Party”) to perform an obligation assumed as a result of the Spin-off, the parties agree that the Second Party and its Affiliates, successors and assigns shall defend, hold harmless and indemnify the First Party and its Affiliates, for any liability arising from such a claim.

Section 15.5 Liabilities of the JV. When a liability of the JV has not been attributed to either of the Beneficiary Companies in the Plan and the Plan cannot be clearly interpreted as establishing to which Beneficiary Company the liability should be assigned, the Beneficiary Companies shall be jointly and severally liable for this liability.

SEVENTH.- BY-LAWS.

The parties agree where provided for herein to adapt the current By-laws of the JV and its Subsidiaries to that agreed to in this Amendment. Notwithstanding, if the Mercantile Registry does not accept the registration of the By-laws that result from said adaptation, the parties agree that, in the case of conflict between the By-laws and this Amendment, the latter shall prevail over the former concerning the relation between the parties.

EIGHTH.-NOTICES

The parties hereby substitute the addresses and persons designated in Section 13.2 of the Agreement for those listed below:

TO THE JOINT VENTURE COMPANY YELMO CINEPLEX, S.L.	TO LOEWS CINEPLEX INTERNATIONAL HOLDINGS, Inc.
Princesa 31 28008 Madrid Attn. Managing Director	711 Fifth Avenue, 12th Floor New York, NY 10022
Fax: 91 548 29 40	Attn. President and Chief Executive Officer.

With a copy to:	Fax: 00 1 646 521 63 75

BUFETE RAMON HERMOSILLA	With a copy at the same address to:
Claudio Coeilo 32
Madrid	Attn. Chief Financial Officer
Attn. Mr. Ramón Hermosilla
Fax: 34-91-435-63-66	Fax: 00 1 646 521 65 12

TO MR. RICARDO EVOLE MARTTL	With a copy at the same address to:
Yelmo Cineplex, S.L.
Princesa 31	Attn. Corporate Counsel
28008 Madrid
Fax: 91 548 29 40	Fax: 00 1 646 521 62 67

With a copy to:

BUFETE RAMON HERMOSILLA
Claudio Coeilo 32
Madrid
Attn. Mr. Ramón Hermosilla
Fax: 34-91-435-63-66

NINETH.- SCOPE OF THE NOVATION

The parties agree that except for the amendments introduced in this Amendment, the Agreement shall continue in force regarding all that has not been altered hereby.

And in proof of agreement they sign this document in Madrid and New York as of July 7, 2003.

/s/ TRAVIS REID
Mr. Travis Reid in the name and on behalf of
LOEWS CINEPLEX INTERNATIONAL HOLDINGS, INC.

/s/ RICARDO EVOLE MARTIL
Mr. RICARDO EVOLE MARTIL

JOINT VENTURE AGREEMENT

by and among

LTM SPANISH HOLDINGS, INC.

and

RICARDO EVOLE MARTIL

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JOINT VENTURE AGREEMENT

JOINT VENTURE AGREEMENT, dated as of April 27, 1998 (this “Agreement”), by and among LTM Spanish Holdings, Inc., a Delaware corporation (“LTM”) and Ricardo Evole Martil (“RE”) DNI n° 2.450.193-A.

BACKGROUND

(1) LTM and RE desire to operate a motion picture exhibition business in Spain through LTM Spain S.L., a company in formation (the “Company”), by owning and operating the Yelmo Group Companies and constructing new state-of-the-art multiplex theaters of high quality in key locations.

(2) LTM and RE intend to acquire Membership Interests in the Company so that immediately after giving effect to the transactions contemplated by this Agreement to occur at the Closing and subject to the terms of this Agreement, each of LTM and RE shall own Membership Interests in the Company which entitle each of LTM and RE to 50% of the vote and to receive 50% of the profits and losses of the Company.

(3) The parties intend that the Company will own Yelmo Films S.A. and all of its Subsidiaries, the names of which are set forth in Schedule X hereto.

Accordingly, for good and valuable consideration the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Definitions. Capitalized terms used herein are defined in Appendix A.

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ARTICLE II

ORGANIZATION OF THE COMPANY

Section 2.1. Organizational Documents: Member Resolutions. (a) The parties hereto agree that the Company’s initial Estatutos shall be as set forth in Exhibit 2.1 attached to this Agreement. In the event that the Mercantile Registry where the Company is registered considers that any portion of the Estatutos should be changed from the form contained in Exhibit 2.1, the parties will amend the Estatutos so as to as closely as possible reflect the agreements set forth herein. Notwithstanding anything herein or in the Estatutos to the contrary, to the extent that any provision of the Estatutos conflicts with, or otherwise is inconsistent with, any provision of this Agreement with respect to any matter, or this Agreement covers any matter that is not covered in the Estatutos, the provisions of this Agreement with respect to such matter shall control and shall be binding upon each of the parties hereto

(b) The Members shall call such Members’ meetings and shall cause the Company to call such directors and Members’ meetings as are reasonably required to consummate the transactions contemplated by this Agreement to occur at Closing.

Section 2.2. Purpose. The purpose of the Company will be to develop and operate, either itself or through its Subsidiaries, a motion picture exhibition business (which business includes the concessions business associated with motion picture exhibition) in Spain in accordance with the Business Plan and otherwise as determined by the Members.

ARTICLE III

INITIAL CAPITAL OF THE COMPANY

Section 3.1. Membership Interests. Membership Interests in the Company shall be divided into Class A Units and Class B Units (“Class A Units” and “Class B Units”). The Class A Units and the Class B Units shall be equal in all respects as to interests in the profits and losses of the Company and, following contribution by LTM of an amount equal to the Contribution Amount as more particularly described in Section 4.3 below, rights upon the liquidation or termination of the Company. As more fully provided below under Section 7.2 and subject to Section 4.8., Members holding Class A Units shall be entitled to elect one half of the number of members of the Board of Directors and Members holding Class B Units shall be entitled to elect the other half of the number of members of the Board of Directors.

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ARTICLE IV

CLOSING AND RELATED PROVISIONS

Section 4.1. Pre-Closing Matters. (a) On the date of this Agreement, LTM shall subscribe for 750 Class A Units at a par value of Pesetas 500,000 per Unit, for an aggregate purchase price of Pesetas 375,000,000, - payable in cash.

(b) On the date of this Agreement, the Company shall enter into the Loan Agreement with Yelmo Films, for the amount of Pesetas 363,267,410, which Yelmo Films shall use (in whole or in part) to purchase all of the equity interests in the Yelmo Group Companies held by Persons other than RE, subject to the terms of this Agreement.

Section 4.2. Closing. Subject to the terms and conditions of this Agreement, promptly following satisfaction or waiver of the conditions set forth in Article XI, but in no event later than 5 business days thereafter, the following transactions shall occur, which transactions shall be deemed to occur simultaneously:

(a)	LTM shall subscribe for 3,249 Class A Units at Pesetas 500,000 per Unit, for an aggregate purchase price of Pesetas 1,624,500,000, payable in cash.

(b)	The Company shall purchase from RE and RE shall sell to the Company 9,556 shares of Yelmo Stock, representing 15.92% of Yelmo Films for Pesetas 1,136,732,590 in cash in accordance with the terms of the Sale and Purchase Agreement.

(c)	RE shall subscribe for 12,000 Class B Units at Pesetas 500,000 per Unit in consideration for which RE will contribute to the Company all of the remaining shares of Yelmo Stock owned by him in a tax-free share for share exchange.

Section 4.3. Subsequent LTM Funding. (a) From time to time during the period commencing on the Closing Date and ending on the date 24 months following the Closing Date, as directed by the Board of Directors, LTM shall make additional capital contributions to the Company in cash up to an aggregate amount (including the initial share capital of the Company subscribed to by LTM and LTM’s initial capital contribution pursuant to Sections 4.1 .and 4.2.) equal to the Contribution Amount.

(b) For each cash contribution by LTM, the Members shall cause the Company (i) to issue to LTM that number of Class A Units so that, following determination of the Contribution Amount and the contribution by LTM of an amount equal thereto, the number of Class A Units held by LTM is equal to the number of Class

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B Units held by RE and (ii) to amend the Estatutos so that the number of votes which the holder of Class A Units are entitled to cast, the amount of dividends and the amounts to be received at liquidation in excess of par value, after satisfying creditors, which the holder of Class A Units is entitled to are equal to those of the holder of Class B Units. The parties agree that any amount funded by LTM in excess of Pesetas 6,000,000,000 (including its initial capital contribution and its contribution pursuant to Sections 4.1 and 4.2.) will be treated as share premium which will be allocated equally between the holders of Class A Units and the holders of Class B Units. In addition, the parties agree that they shall cause a Members’ meeting to be held for purposes of effecting the matters referred to in this Section 4.3. (b).

Section 4.4. Closing Date Contribution Amount Adjustment (a) No more than 90 days following Closing, RE shall prepare and deliver to LTM a statement (the “Initial Statement” setting forth (i) RE’s calculation of Net Working Capital and (ii) the principal amount of Debt, in each case, of the Yelmo Group Companies as of the Closing Date. LTM shall have 45 days after receipt thereof, to review the Initial Statement. If, within that 45 day period LTM and RE agree on the calculation of Net Working Capital and the principal amount of Debt, the Initial Statement shall be amended to reflect that agreement and shall be final and binding on RE and LTM. If the parties cannot agree on the calculation of Net Working Capital or the principal amount of Debt within the 45 day period referred to above, the matters in dispute shall be referred to the Auditor (as defined in Section 4.6.) who shall be instructed to deliver his report to RE and LTM within 20 days of the date the disputed matters are referred to him, which report shall be final and binding on RE and LTM. The amount of Net Working Capital and the principal amount of Debt as agreed to by the parties or as determined by the Auditor, as the case may be, is hereafter referred to as “Final Net Working Capital” and “Final Debt”, respectively.

(b) The Contribution Amount shall be (i) increased by the amount of positive Final Net Working Capital of the Yelmo Group Companies or decreased by the amount of negative Final Net Working Capital of the Yelmo Group Companies, and (ii) decreased by the amount by which the principal amount of Final Debt of the Yelmo Group Companies exceeds Pesetas 3,300,000,000, or increased by the amount by which the principal amount of Final Debt of the Yelmo Group Companies is less than Pesetas 3.300,000,000.

Section 4.5. Post-Closing Contribution Amount Adjustment, (a) Subject to the terms contained herein, from and after the Closing Date, the Contribution Amount, as adjusted pursuant to Section 4.4, shall be further adjusted as follows: if the EBITDA (earnings before interest, income taxes, depreciation and amortization) of those operations of the Yelmo Group Companies set forth in Schedule 4.5 (a) (i) over a consecutive 12 month period (the “Calculation Period”) falling between

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August 1, 1997 and July 31, 1999, as selected by RE is less than or greater than Pesetas 1,100,000,000 (the “EBITDA Base Levels, the Contribution Amount, as adjusted pursuant to Section 4.4, shall be reduced or increased, as the case may be, in accordance with the table set forth in Schedule 4.5 (a)(ii), it being understood and agreed that, subject to Section 4.5(b), the Contribution Amount shall not be (i) less than Pesetas 6,300,000,000 plus any increase or minus any decrease (as the case may be) of the Contribution Amount pursuant to Section 4.4 (the “Minimum Funding Amount”) or (ii) greater than Pesetas 7,900,000,000 plus any increase or minus any decrease (as the case may be) of the Contribution Amount pursuant to Section 4.4.

(b) If the Members mutually agree to close a theater prior to or during the Calculation Period then (i) the EBITDA Base Level shall be decreased by the pro-forma annual amount contributed by that closed theater to such EBITDA Base Level and (ii) the Peseta 6,300,000,000 minimum and Pesetas 7,900,000,000 maximum Contribution Amount level referred to in Section 4.5(a) shall be reduced by an amount equal to ten times the reduction in the EBITDA Base Level as determined in Section 4.5(b)(i). In addition, if overhead expenses (i.e., salaries, employee benefit expense and head office rent expense) of the Yelmo Group Companies, calculated on an annualized basis, during any portion of the Calculation Period falling after Closing are greater than those overhead expenses for the twelve month period ending on the Closing Date and such increase is a result of the transactions contemplated by this Agreement, such increase shall not be taken into account in calculating the EBITDA of the Yelmo Group Companies for purposes of Section 4.5.

(c) RE shall deliver to LTM on or before September 30, 1999, a statement setting forth his calculation of EBITDA for the Calculation Period.

Section 4.6. Independent Auditors. If LTM and RE cannot agree on the adjustments to the Contribution Amount as described in Sections 4.4 and 4.5, they shall each have the right, on five days notice to the other, to require the Company to appoint an independent auditor (the “Auditor”) to determine the adjustments to the Contribution Amount. If LTM and RE cannot agree on an Auditor within ten days of the notice referred to above, each shall appoint an auditor which will appoint the Auditor. The Auditor’s determination of the Contribution Amount adjustments will be final and binding on LTM and RE.

Section 4.7. Repayment of Overfunding. Until such time as the Contribution Amount is finally determined, any contribution made to the Company by LTM in excess of the Minimum Funding Amount shall, at LTM’s option, be treated as an advance on capital by LTM to the Company (the “Advance”). If the Contribution Amount as finally determined exceeds the Minimum Funding Amount, the Advance, to the extent of that excess, shall be capitalized. The remaining amount of the Advance shall be treated

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as a loan and shall bear interest at 0.5% above the Madrid interbank borrowing rate (“MIBOR”) in effect from time to time, from the date that the Contribution Amount is finally determined until repaid in full. The Members shall cause the remaining amount of the Advance, plus accrued interest (if any) thereon, to be repaid by the Company to LTM out of 100% of the Cashflow of the Company and its Subsidiaries. For the avoidance of doubt, repayment of the Advance shall be made from the first peseta and each peseta thereafter of Cashflow until fully repaid.

Section 4.8. Failure of LTM to Fund, (a) If LTM fails to comply with its funding obligations pursuant to Section 4.3, the parties agree that, in addition to any other remedies RE may have for breach of contract, the Company’s estatutos shall be amended so that the voting rights attached to the Class A Units and the Class B Units shall entitle the holders thereof to one vote per Unit only, and that the dividend and liquidation rights of holders of Class A Units and Class B Units shall be in proportion to their interest in the capital of the Company, it being understood and agreed that except with respect the matters referred to in Section 4.8(b), the provisions of Section 7.2. (c) requiring a Director appointed by the holders of Class A Units to form a quorum for attendance and voting at Board meetings shall no longer apply.

(b) The parties agree that, if LTM fails to comply with its funding obligations pursuant to Section 4.3, the limitations set forth in Sections 7.4 (a) and (b) shall cease to apply and the following shall apply instead:

(I) The Managing Director shall not and shall not permit the Company or any Subsidiary of the Company to take or agree to take any of the following actions or engage in any of the following transactions without the prior approval of the Board of Directors, including the vote of a director representing Class A Units, in accordance with the provisions of this Agreement:

(i) sale, transfer or disposal of assets of the Company or any of its Subsidiaries, in each case, in any single or series of related transactions for a consideration in excess of Pesetas 300,000,000;

(ii) engaging by the Company or any of its Subsidiaries in any business other than as provided in Section 2.2;

(iii) varying the Company’s accounting policies and practices in any material respect, other than to comply with GAAP.

(iv) entering into, amending or waiving the provision of any agreements or transactions with any Member or any Affiliate of any Member after the Closing Date except as expressly provided for in this Agreement and except relating to the exhibition and settlement of motion pictures;

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(v) entering into any arrangements in connection with the Excluded Assets other than as contemplated by the Ancillary Agreements;

(vi) entering into any joint venture, partnership agreement or similar arrangement with a Competitor of LTM; or

(vii) incurring any debt for borrowed money in excess of Pesetas 500,000,000.

(II) Neither the Company nor any Subsidiary of the Company shall take any of the following actions without the unanimous approval of the Members:

(i) varying any of the rights attaching to the Membership Interests except as set forth in this Agreement;

(ii) taking any steps to effect the winding-up, liquidation, dissolution or voluntary bankruptcy of the Company or any of its Subsidiaries;

(iii) entering into any merger, amalgamation, consolidation or other business combination with a Competitor of LTM.

(III) The Estatutos of the Company shall, as applicable, reflect the special voting requirements of the Board of Directors mentioned in I above of this section. The Estatutos of the Company shall also, as applicable, reflect the supermajority voting requirements for the members meeting established in II above of this section by requiring a quorum of eighty percent of the members to hold a members meeting that will deal with the matters enumerated in II above and an eighty percent voting majority to approve a resolution concerning said matters.

Section 4.9. Failure of RE to purchase Minorities. If at or after Closing, Yelmo Films or its Subsidiaries has, as its shareholders, any Person other than RE, LTM or any other Subsidiary of Yelmo Films, all costs, expenses, reserves, losses or liabilities, including without limitation, rights to distributions, (together, “Minority Costs” ) associated with such Persons shall be for the account of RE and RE shall indemnify and hold harmless LTM against such Minority Costs, it being understood and agreed that, except as provided for in Section 4.8, LTM shall be entitled to 50% of the profits, losses and payments on liquidation, of the Company and its Subsidiaries before taking into account any Minority Costs.

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ARTICLE V

EXCLUDED ASSETS

Section 5.1. Excluded Assets. Prior to the Closing Date, RE shall cause to be transferred out of the Yelmo Group Companies those assets described in Section 2.01(a) of the Asset Transfer Agreement and in the Yelmo Arco Iris Share Transfer Agreement (the “Excluded Assets”) in accordance with the terms of those Agreements. Any taxes, costs, losses and expenses relating to such transfers, to the extent actually determined by the Closing Date, shall be recorded in the books and records of the Yelmo Group Companies as a liability and taken into account in the calculation of Working Capital pursuant to Section 4.4 and, to the extent not determined on or prior to the Closing Date, shall be borne by RE who shall reimburse the Yelmo Group Companies in cash within ten days of determination thereof for any such taxes, costs, losses or expenses actually paid by any Yelmo Group Company.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

The representations and warranties of the parties to this Agreement are set forth in Appendix B.

ARTICLE VII

CORPORATE GOVERNANCE; CERTAIN CORPORATE ACTIONS

Section 7.1. Voting of Membership Interests. From and after the Closing Date, each Member shall vote all Membership Interests owned or controlled by it, and shall take all other necessary or desirable actions Within its control (including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), to effectuate the provisions of this Agreement.

Section 7.2. Composition of the Board of Directors. Each Member shall vote all Membership Interests owned or controlled by it and shall take all necessary action within its control, so that the composition of the Board of Directors and the manner of selecting members thereof shall be as follows:

(a) On the Closing Date, the Board of Directors shall be comprised of six persons, three of which shall be designated by the holders of Class A Units and three of which shall be designated by the holders of Class B Units. All such designations shall be notified in writing to the Company, which shall notify all of the Members. A list of the initial Directors and their positions is set forth in Schedule 7.2.

(b) Each holder of Class A Units and Class B Units, respectively, shall have the right by notice in writing to the Company to require the Board of Directors to

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call a meeting of the Members (i) to remove, with or without cause, any Director designated by such holder pursuant to this Section 7.2 and (ii) to designate any replacement for a Director designated by such holder pursuant to this Section 7.2, upon the death, resignation, retirement, disqualification or removal from office of such Director.

(c) At all meetings of the Board of Directors, a quorum shall consist of not less than four Directors provided that such quorum consists of at least one Director designated by holders of Class A Units and one Director designated by holders of Class B Units. Written notice shall be duly given to each Director at least five (5) business days in advance of each meeting, provided no notice need be given to any Director who signs a written waiver of notice at or in advance of a meeting, or who attends the meeting without protesting any lack of notice. Unless a higher vote is specifically required by this Agreement, all actions of the Board of Directors shall be determined by the vote of a simple majority (i.e., greater than 50%) of the Directors attending the meeting; provided that such majority includes at least one Director designated by holders of Class A Units and one Director designated by holders of Class B Units.

(d) Board of Directors meetings shall be held no less frequently than three times per year with at least one meeting being held between January 1 and March 31 in each year for purposes of considering the annual financial statements of the Company and its Subsidiaries. Minutes of the Board of Directors meetings shall be taken and a copy of the minutes shall be distributed to each Director in a timely fashion.

Section 7.3. Managing Director and Other Executives. (a) Effective as of the Closing Date, RE shall be appointed as the initial Managing Director on the terms set forth in the Employment Agreement. The Managing Director will report to the Board of Directors. The Managing Director, subject to the control of the Board of Directors, shall have general charge and control of all of the Company’s business and affairs and shall perform all duties incident to the office of Managing Director; provided that neither he nor any other executive of the Company shall take or shall be entitled to take, and each Member shall use its best efforts to prevent the Company or any of its Subsidiaries from taking, any of the actions specified in Section 7.4 (a) without the prior approval of the Board of Directors in accordance with this Agreement. The Managing Director may attend all meetings of the Members Committee and shall have such other powers and perform such other duties as may from time to time be assigned to him by the Board of Directors.

(b) Except as provided in the next sentence, the Managing Director shall have the right to appoint the senior executives of the Company and its Subsidiaries subject to the reasonable approval of LTM. LTM shall have the right, after consultation with RE, to appoint one senior executive of the Company and its Subsidiaries and to remove such executive from office.

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Section 7.4. Approval of Certain Matters. (a) The Managing Director shall not and shall not permit the Company or any Subsidiary of the Company to take or agree to take any of the following actions or engage in any of the following transactions without the prior approval of the Board of Directors in accordance with the provisions of this Agreement:

(i) expenditure of any sum of Pesetas 7,500,000 or more that is not included in an Approved Budget, it being understood and agreed that expenditures on film rental, to the extent such expenditures are determined by reference to box-office sales, shall not be restricted by this clause (i);

(ii) sale, transfer or disposal of assets of the Company or any of its Subsidiaries, or purchase or other acquisition of assets or businesses, in each case in any single or series of related transactions for a consideration in excess of Pesetas 7,500,000;

(iii) engaging by the Company or any of its Subsidiaries in any business other than as provided in Section 2.2;

(iv) varying the Company’s accounting policies and practices in any material respect, other than to comply with GAAP;

(v) entering into, amending or waiving the provision of any agreements or transactions with any Member or any Affiliate of any Member after the Closing Date except as expressly provided for in this Agreement and except relating to the exhibition and settlement of motion pictures;

(vi) entering into any arrangements in connection with the Excluded Assets other than as contemplated by the Ancillary Agreements;

(vii) establishing any place of business outside Spain;

(viii) commencing or settling litigation where the amount involved exceeds Pesetas 7,500,000;

(ix) entering into any joint venture, partnership agreement or similar arrangement;

(x) approving and adopting the annual budget or the Business Plan or any change thereto;

(xi) incurring any debt for borrowed money in excess of Pesetas 7,500,000; or

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(xii) entering into employment agreements or consulting agreements with any Person involving the payment in any such agreement of an amount in excess of Pesetas 7,500,000, or authorizing any Person to enter into employment agreements or consulting agreements.

(b) Neither the Company nor any Subsidiary of the Company shall take any of the following actions without the unanimous approval of the Members:

(i) varying any of the rights attaching to the Membership Interests except as set forth in this Agreement;

(ii) modifying the Estatutos;

(iii) taking any steps to effect the winding-up, liquidation, dissolution or voluntary bankruptcy of the Company or any of its Subsidiaries;

(iv) except as provided in Sections 4.1, 4.2. or 4.3, the issuance of additional Membership Interests or other equity interests by the Company;

(v) entering into any merger, amalgamation, consolidation or other business combination to which the Company or any of its Subsidiaries is a party;

(vi) declaring any dividend or making any other distribution with respect to, or the redemption, repurchase or other acquisition of, any class of equity securities of the Company;

(vii) changing the name of the Company; or

(viii) calling for capital contributions from Members in excess of the Contribution Amount.

ARTICLE VIII

TRANSFER AND SALE

Section 8.1. Transfer Restrictions. No Member shall sell, transfer, assign, pledge or otherwise dispose of (a “Transfer”) all or part of any Membership Interests beneficially owned by it or him (i) except in compliance with the provisions of this Article VIII and the Estatutos, and (ii) without obtaining a written agreement in form and substance reasonably satisfactory to the Company executed by the transferee to be bound by the terms of this Agreement, and any Transfer not in compliance with clauses

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(i) and (ii) and any other provisions of this Article VIII shall have no effect and be null and void.

Section 8.2. Consent. Until the fifth anniversary of the date of formation of the Company (the “Transfer Waiver Date”), no Member will Transfer any Membership Interests without the prior written consent of the other Members other than to a Permitted Transferee.

Section 8.3. First Refusal. (a) If, following the Transfer Waiver Date, either LTM (on behalf of itself and its Permitted Transferees) or RE (for himself and on behalf of his Permitted Transferees) (as appropriate, the “Transferring Member”) desires to Transfer, directly or indirectly, all or any portion of the Membership Interests owned by it (other than to a Permitted Transferee), the Transferring Member shall provide the other Member (the “Non-Transferring Member”) with a written notice (the “First Refusal Notice”), with a copy to the Company, setting forth:

(i) the number of Membership Interests to be offered;

(ii) the terms and conditions of the proposed Transfer including the price (the “Offering Price”) at which the Transferring Member proposes to Transfer such Membership Interests; and

(iii) the name of the proposed transferee and a statement specifying whether that transferee is a Competitor or not.

Within 30 business days following the delivery of the First Refusal Notice, the Non-Transferring Member shall, by notice in writing to the Transferring Member (copied to the Company), have the opportunity and right to purchase 100% of the Membership Interests referred to in the First Refusal Notice (on the terms specified in the First Refusal Notice or on any other terms as are agreed by the parties). If the Non-Transferring Member fails to exercise or waive its right to purchase 100% of the Membership Interests referred to in the First Refusal Notice, then the Transferring Member shall be free, for a three-month period commencing at the end of such 30-day period to enter into a definitive agreement to Transfer the offered Membership Interests to any third party other than a Competitor (which shall be the subject of Section 8.3(b)), on terms (including, without limitation, all terms affecting price) no more favorable to the proposed purchaser than the terms specified in the First Refusal Notice, it being understood, however, that if the Transferring Member does not complete the Transfer of the Membership Interests within one month following the end of such three month period, or if the definitive agreement is subsequently terminated, the Transferring Member shall once again be subject to all the provisions of this Section 8.3.

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(b) In the event that a proposed transferee is a Competitor, the Transferring Member shall provide the Non-Transferring Member with a written notice (a “Competitor Notice”), copied to the Company, which shall include the information required in a First Refusal Notice and shall also include an indication of whether the Competitor is prepared to purchase 100% of the outstanding equity of the Company. Within 30 business days following the delivery of the Competitor Notice, the Non-Transferring Member shall, by notice in writing to the Transferring Member (copied to the Company), have the opportunity and right (i) to purchase 100% of the Membership Interests referred to in the Competitor Notice (at 90% of the Offering Price specified in that notice) or (ii) to notify the Transferring Member that it wishes to sell to the Competitor all of the Membership Interests owned by it on terms specified in the Competitor Notice in which case, the Transferring Member shall only be entitled to sell its Membership Interests to the Competitor specified in the Competitor Notice if the Non Transferring Member’s Membership Interests are also purchased by that Competitor. If the Non-Transferring Member fails to exercise or waives its right to purchase the Membership Interests referred to in that notice or fails to exercise or waives its right to sell its membership interests to the Competitor specified in the Competitor Notice, then the Transferring Member shall be free, for a three-month period commencing at the end of such 30-day period to enter into a definitive agreement to Transfer the offered Membership Interests to the Competitor specified in the Competitor Notice on terms (including, without limitation, all terms affecting price) no more favorable to the buyer than the terms specified in that notice, it being understood, however, that if the Transferring Member does not complete the Transfer of the Membership Interests within one month following the end of such three-month period, or if the definitive agreement is subsequently terminated, the Transferring Members shall once again be subject to all the provisions of this Section 8.3.

(c) Each acceptance made hereunder shall constitute a separate, binding contract obligating the Transferring Member to sell, and the Non-Transferring Member to purchase, the Membership Interests accepted on the terms specified in the relevant notice (or on any other terms as the parties shall have agreed). The parties agree to negotiate in good faith to consummate the transaction as soon as possible, but in no event later than the date 120 days after the date the First Refusal Notice or Competitor Notice (as the case may be) was given. Notwithstanding any provision of this Agreement to the contrary, in the event of failure by the Non-Transferring Member to close the transaction within the 120-day time periods referred to above, as extended if applicable, the Transferring Member shall be entitled, in addition to all other available remedies, to treat that failure as a waiver under Section 8.3(a) or 8.3(b), as the case may be, by the Non-Transferring Member, entitling the Transferring Member to take the action specified in Sections 8.3(a) or 8.3(b), as the case may be, pursuant to that waiver.

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(d) If the Offering Price, specified in the First Refusal Notice or the Competitor Notice as the case may be, includes any property other than cash, the fair market value of any non-cash property shall be determined in the following manner:

(i) The fair market value of securities which are publicly traded shall be deemed to be the average of the daily closing prices of those securities for the five consecutive trading days immediately prior to the date of the First Refusal Notice or the Competitor Notice, as the case may be (or the date of the last written proposal made by the Transferring Member); and

(ii) The fair market value of any other property shall be determined by the good faith agreement of the Transferring Member and the accepting Non-Transferring Member or, if such parties are unable to agree, by an appropriate expert mutually selected by such parties. If the parties cannot mutually agree on an expert, each party shall select an expert and those experts shall select an independent expert to resolve the dispute. The costs and expenses of the appraisal shall be borne by the Transferring Member.

Notwithstanding anything to the contrary in this Section 8.3, each Non-Transferring Member may pay the Offering Price in cash, with any non-cash property valued as provided above.

ARTICLE IX

COVENANTS OF RE

RE hereby covenants and agrees with LTM as follows:

Section 9.1. Cooperation by RE. RE shall use all reasonable efforts, and will cooperate with the Company and LTM, to secure all necessary consents, approvals, authorizations, exemptions and waivers from third parties as shall be required in order to enable RE to effect the transactions contemplated hereby, and shall otherwise use all reasonable efforts to cause the consummation of such transactions in accordance with the terms and conditions hereof.

Section 9.2. Conduct of Business. Except as otherwise expressly permitted by the terms of this Agreement or except as LTM may otherwise consent to in writing, from the date hereof until the Closing, RE will cause each of the Yelmo Group Companies to (i) conduct its business only in the ordinary course in substantially the same manner as presently conducted; (ii) preserve intact in all material respects its business organization; (iii) maintain its properties, machinery and equipment in sufficient operating condition and repair to enable it to conduct its business in all material respects in the manner in which its business is currently conducted; (iv) continue all existing

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insurance policies (or similar insurance) in full force and effect; (v) not increase the rate or terms of compensation payable or to become payable to its directors, officers, members, managers, key employees, consultants or RE’s family members and not increase the rate or terms of any bonus, pension or other employee benefit plan covering any of its directors, officers, members, managers, key employees, consultants or family members, except, in each case, increases occurring in the ordinary course of business in accordance with its customary practices (including normal periodic performance reviews and related compensation and benefit increases) or as required by any pre-existing Material Contract or applicable collective bargaining agreement; (vi) preserve as far as possible its relationships with its suppliers, customers, licensors and licensees and others having business dealings with it; (vii) not declare or pay any dividend or make any other distribution to its members or stockholders whether or not in respect of any equity interests; (viii) not amend its Estatutos except amendments required to effect the transactions contemplated by this Agreement, which amendments are provided to and approved in writing by LTM; (ix) not redeem or otherwise acquire any of its equity interests or issue any equity interests or any option, warrant or right relating thereto or any securities convertible into or exchangeable for any equity interests; (x) not adopt or amend in any material respect any employee benefit plan except as required by Law; (xi) not incur or assume any Debt except in the ordinary course of business; (xii) not permit, allow, or suffer any of its assets to become subjected to any Lien or other restriction of any nature except as required by Law or this Agreement; (xiii) not waive any claims or rights of substantial value; (xiv) not pay, loan or advance any amount to, or sell, transfer or lease any assets to, or enter into any agreement or arrangement with RE or any Person affiliated with RE, other than with respect to the Excluded Assets; (xv) not sell, exchange, lease, transfer or otherwise dispose of any assets of the Yelmo Group Companies, other than the sale of inventory in the ordinary course of business and other than the sale or transfer of the Excluded Assets; (xvi) not make any amendment to the terms upon which the Excluded Assets were transferred out of the Yelmo Group Companies; (xvii) not acquire any assets, business or securities, other than the acquisition of current assets in the ordinary course of business, except as provided for in this Agreement; (xviii) not incur any capital expenditures in excess of Pesetas 7,500,000; (xix) not change its accounting principles or policies except as required by GAAP or by Law; and (xx) not agree, whether in writing or otherwise, to do any of the foregoing.

Section 9.3. Access. RE shall provide the Company and LTM with such information as the Company and LTM may from time to time reasonably request with respect to the Yelmo Group Companies, and the transactions contemplated by this Agreement and provide the Company and LTM and its representatives reasonable access during regular business hours and upon reasonable notice to the properties, books and records of the Yelmo Group Companies as LTM may from time to time reasonably request.

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Section 9.4. Required Notices. From the date hereof until the Closing Date, RE shall cause the Yelmo Group Companies to promptly, upon obtaining knowledge thereof, give written notice to the Company and LTM of (i) any facts or circumstances or the occurrence of any event or the failure of any event to occur, which will, or could reasonably be expected to, result in a Material Adverse Effect, (ii) any failure by RE to comply in all material respects with any covenant, condition or agreement contained in this Agreement, (iii) any complaints, investigations, proceedings or hearings of any Governmental Entity with respect to the Yelmo Group Companies or this Agreement, (iv) any institution or threat of institution of any litigation or similar action or (v) the occurrence of any event which will or could reasonably be expected to result in the failure by RE to satisfy any condition set forth in Article XI.

Section 9.5. Certain Tax Matters. RE agrees that he shall file his personal Tax returns consistent with the terms of the transactions contemplated hereby including, without limitation, consistent with the treatment of the share for share exchange referred to in Section 4.2(c) as a tax free transaction and that he shall not take any actions inconsistent with the treatment of such share for share exchange as a tax-free transaction.

Section 9.6. Use of Certain Names. Promptly following the Closing Date, but in no event later than 30 days thereafter, RE shall cause Yelmo Arco Iris, S.L. and any other Excluded Asset that uses the name “Yelmo” to (i) change its name to exclude the word “Yelmo” and (ii) remove the name “Yelmo” and associated graphics from its signs, purchase orders, invoices, sales orders, labels, letterheads, shipping documents, and other items and materials.

ARTICLE X

CERTAIN AGREEMENTS

Section 10.1. Non-Competition. (a) Subject to and except as permitted by Section 10.1(d), as long as LTM or any of its Permitted Transferees directly or indirectly owns any Membership Interests, and until the fifth anniversary of the date that LTM and its Permitted Transferees cease to own any Membership Interests, LTM shall not directly or indirectly have any equity or other ownership or participation interest in (other than passive investments of no more than 5% of the equity of a company whose equity securities are publicly traded) any motion picture exhibition business (which business includes the concessions business associated with exhibition of motion pictures) in Spain other than the Company.

(b) Subject to and except as permitted by Sections 10.1(c) and 10.1(d), as long as RE or his Permitted Transferees directly or indirectly own Membership Interests, and until the fifth anniversary of the date that RE and his Permitted Transferees

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cease to own any Membership Interests, RE shall not directly or indirectly have any equity or other ownership or participation interest (other than passive investments of no, more than 5% of the equity of a company whose equity securities are publicly traded) in any motion picture exhibition business (which business includes the concessions business associated with exhibition of motion pictures) in Spain other than the Company.

(c) Notwithstanding Section 10.1(b), RE shall be entitled (i) to retain a passive minority interest in Multidulce, S.L., Confiterias Regaliz, S.L., and Multifiesta, S.L. and (ii) to retain an interest in Yelmo Arco Iris, S.L., provided that the activities of Yelmo Arco Iris, S.L. do not, directly or indirectly, breach the provisions of Section 10.1(b).

(d) If either LTM or RE wishes to participate in or undertake any business venture which would otherwise be prohibited by Section 10.1(a) or 10.1(b) (a “New Venture”), the party proposing such New Venture (the “Proposing Party”) shall first offer it to the Company by providing written notice (a “Notice of New Venture”) to the Company containing a detailed description of the nature, structure and terms of such New Venture as well as a copy of any proposed agreements relating thereto. The Company shall have thirty days to determine whether it wishes to pursue the New Venture, it being agreed that such determination shall be made by the Directors representing the non-Proposing Party. In the event that the Company determines not to participate in such New Venture, then the Proposing Party (and/or its Affiliates) shall have the right to enter into the New Venture as described in the Notice of New Venture independently or with such third Persons as it selects; provided that the terms related to such New Venture shall be no more favorable than the terms offered to the Company. Notwithstanding the foregoing sentence, to the extent that there is a material change in the details of the New Venture as described in the Notice of New Venture, a Proposing Party will not have the right to directly or indirectly, participate in or undertake the New Venture without giving an additional Notice of New Venture to the Company pursuant to this Section 10.1(c).

Section 10.2. Access to Company. Upon five business days’ notice, each Member and its representatives shall be permitted to inspect the books and records of the Company for any proper purpose and make copies thereof at any reasonable time during normal business hours, it being acknowledged that any information provided under this Section 10.2 shall be subject to the provisions of Section 13.4.

Section 10.3. Financial Reporting Obligations. The Members shall cause the Company to deliver to each of the Members (i) as soon as available, but in any event not later than 60 days after the end of each fiscal year of the Company, a copy of the consolidated balance sheet of the Company as at the end of such year and the related consolidated statements of net income and retained earnings and of cash flows of the Company for such year setting forth in each case in comparative form the figures for the previous year, (ii) as soon as available, but in any event not later than 90 days after the

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end of the fiscal year of the Company, its financial statements referred to in clause (i), reported on by independent certified public accountants of internationally recognized standing, (iii) as soon as available, but in any event not later than 30 days after the end of each of the first three quarterly periods of each fiscal year of the Company, the unaudited consolidated balance sheet of the Company as at the end of such quarter and the related unaudited consolidated statements of net income and retained earnings and of cash flows of the Company for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by the Chief Financial Officer or equivalent director or employee of the Company as being fairly stated in all material respects (subject to normal year-end audit adjustments) and (iv) as soon as available, but in any event not later than 30 days after the end of each month of each fiscal year of the Company, the unaudited consolidated balance sheet of the Company as at the end of such month and the related unaudited consolidated statements of net income and retained earnings and of cash flows of the Company for such month certified by the Chief Financial Officer or equivalent director or employee of the Company as being fairly stated in all material respects (subject to normal year-end audit adjustments). All such financial statements shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as any inconsistent application of GAAP is approved by such accountants or officer, as the case may be, and disclosed therein).

Section 10.4. Conduct of Business. The Members shall cause the Company to adopt and maintain an integrity policy satisfactory to LTM and RE.

ARTICLE XI

CONDITIONS TO CLOSING AND TERMINATION

Section 11.1. Conditions to Obligations of LTM. The obligation of LTM (other than incorporation of the Company) to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver, where permissible) at or prior to the Closing of all of the following conditions:

(a) Representations. Warranties and Covenants of RE. RE shall have complied in all material respects with all of his agreements and covenants contained herein to be performed on or prior to the Closing Date, and all the representations and warranties of RE contained herein shall be true in all material respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date. The Company shall have received a certificate executed by RE, dated as of the Closing Date, certifying as to the fulfillment of the conditions set forth in this Section 11.1.

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(b) No Prohibition. No statute, rule or regulation or order of any court or administrative agency shall be in effect which prohibits the parties from consummating the transactions contemplated hereby.

(c) Consents. All consents, approvals, authorizations, exemptions and waivers from any Governmental Entity or any third party including those set forth in Schedule 11.(c) hereof that shall be required in connection with the transactions contemplated hereby shall have been obtained.

(d) Certificates and Resolutions. LTM shall have received copies, in form and substance reasonably satisfactory to it, of such certificates of good standing, board resolutions, officers and secretaries’ certificates and other documents with respect to the Yelmo Group Companies as LTM or its counsel shall reasonably request.

(e) Minority Interests. Except for the Persons identified in Schedule 11.1(e) holding the interests in the Yelmo Group Companies identified on that Schedule, no Person other than RE shall have an equity interest in any Yelmo Group Company and LTM shall have received evidence to that effect satisfactory to it.

(f) Excluded Assets. The Excluded Assets shall have been transferred out of the Yelmo Group Companies in accordance with the terms of the Asset Transfer Agreement and LTM shall have received evidence to that effect satisfactory to it.

(g) Certain Payments. RE shall have paid to Yelmo Films (whether in repayment of a debt or otherwise) an amount of Pesetas 31,976,000 and LTM shall have received evidence to that effect satisfactory to it.

(h) Intercompany Accounts. All intercompany balances between Yelmo Group Companies on the one hand and any Affiliates of RE on the other hand shall have been eliminated, and for the sake of clarity there shall be no intercompany balance between Yelmo Group Companies and the Excluded Assets, and both of these requirements shall be evidenced in a manner satisfactory to LTM.

(i) Ancillary Agreements. The Ancillary Agreements shall have been executed by LTM, the Company, RE, Yelmo Films, Multidulce, S.L., Multifiesta, S.L. and Confiterias Regaliz, S.L., as appropriate.

(j) Certain Business Combinations. The business combination of LTM Holdings, Inc and Cineplex Odeon Corporation contemplated by the agreement among these companies and others, dated September 30, 1997, shall have been consummated.

Section 11.2. Conditions to Obligations of RE. The obligation of RE to consummate the transactions contemplated by this Agreement shall be subject to the

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satisfaction (or waiver, where permissible) at or prior to the Closing of all of the following conditions:

(a) Representations, Warranties and Covenants of LTM. LTM shall have complied in all material respects with all of its agreements and covenants contained herein to be performed on or prior to the Closing Date, and the representations and warranties of LTM contained herein shall be true in all material respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date. RE shall have received a certificate executed by or on behalf of the Company and LTM, dated as of the Closing Date, certifying as to the fulfillment of the conditions set forth in this Section 11.2.

(b) No Prohibition. No statute, rule or regulation or order of any court or administrative agency shall be in effect which prohibits the parties from consummating transactions contemplated

(c) Incorporation of the Company. The Company shall have been incorporated by LTM, and have a paid in share capital of 2,000,000,000 pesetas, (said amount need not be registered with the Mercantile Registry at closing).

(d) Certificates and Resolutions. RE shall have received copies, in form and substance reasonably satisfactory to him, of such certificates of good standing, board resolutions, officers, and secretaries’ certificates and other documents with respect to LTM as RE or his counsel shall reasonably request.

(e) Ancillary Agreements. The Ancillary Agreements shall have been executed by LTM, the Company, RE, Yelmo Films, Multidulce, S.L., Multifiesta, S.L. and Confiterias Regaliz, S.L., as appropriate.

(f) Delivery of the principal amount to be loaned under the Loan Agreement.

11.3. Termination. This Agreement may be terminated at any time prior to the Closing by the mutual written consent of RE and LTM or in writing by either RE or LTM, as the case may be, if the conditions to Closing set forth in this article XI applicable to the obligation of RE or LTM, as the case may be, to close shall not have been satisfied on or before the date 30 working days following the date of this Agreement.

ARTICLE XII

INDEMNIFICATION

Section 12.1. Survival. The representations and warranties made in this Agreement (which, for the avoidance of doubt, are made as of the Closing Date and not

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thereafter) shall survive the Closing and remain in full force and effect (i) in the case of all such representations and warranties, other than those contained in paragraphs A3, A4, A12 and A21 of Appendix B for a period of two years after the Closing Date, (ii) in the case of the representations and warranties contained in paragraphs A3 and A4 of Appendix B, indefinitely, (iii) in the case of the representations and warranties contained in paragraph A12 of Appendix B, for a period equal to 90 days in excess of the applicable statute of limitations therefor and (iv) in the case of the representations and warranties contained in paragraph A21 of Appendix B, for a period of seven years after the Closing Date.

Section 12.2. Losses. For purposes of this Agreement, the terms “Loss” or “Losses” shall mean each and all of the following items to the extent actually incurred: claims, losses, liabilities, damages, judgments, awards, costs and expenses (including, without limitation, reasonable fees and disbursements of counsel). Losses shall exclude all consequential damages.

Section 12.3. Indemnification by RE. RE shall indemnify and hold harmless LTM, the Company and their respective Affiliates from and against any and all Losses based upon, arising out of, or resulting from, any of the folk wing:

(i) any breach by RE of any of the representations or warranties made by RE in this Agreement;

(ii) any failure by RE to perform any of his covenants or agreements contained in this Agreement;

(iii) all Pre-Closing Taxes for which the Yelmo Group Companies are liable;

(iv) the Excluded Assets (without duplication of amounts recovered pursuant to Section 5.1.), to the extent relating to the period prior to the Closing Date or as a result of the transfer thereof; and

(v) the matters set forth on Schedule 12.3.

Section 12.4. Indemnification by LTM. LTM shall indemnify and hold harmless RE, the Company and its Affiliates from and against any and all Losses based upon or resulting from any of the following:

(i) any breach by LTM of any of the representations or warranties made by LTM in this Agreement; or

(ii) any failure by LTM to perform any of its covenants or agreements contained in this Agreement.

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Section 12.5. Indemnification by the Company. (a) The Members shall cause the Company to indemnify and hold harmless each Member and each Director, each Affiliate of each holder of Membership Interests, each of the foregoing’s respective directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing, from and against any and all Losses based upon or resulting from, (i) any Liability of the Company or (ii) any act or omission performed or omitted to be performed by such Person in its or his capacity as a Member, member of the Members Committee or holder of Membership Interests (or as an Affiliate, director, officer, employee, agent, heir, executor, successor or assign of such Member, holder, member of the Members Committee or Affiliate) except for acts or omissions constituting gross negligence, bad faith, fraud or willful misconduct, or breach of this Agreement, provided that no Person shall have any obligation or liability under this Section 12.5 with respect to any Losses for which such Person is indemnified or is entitled to indemnification pursuant to Section 12.3 or 12.4.

(b) The Members shall cause the Company to timely indemnify and hold harmless RE from and against all capital gains tax and any penalties and interest associated therewith, up to a maximum aggregate amount of Pesetas 326,000,000, actually incurred by RE directly and exclusively as a result of the share for share exchange referred to in Section 4.2(c) being finally determined to constitute a taxable transaction by the competent Spanish authorities and not susceptible to appeal (the “Indemnified Amount”). RE undertakes to pay the Indemnified Amount to the competent Spanish authorities within a period of three working days from receipt by RE of the Indemnified Amount and provide immediately after payment evidence satisfactory to the Company of said payment. The Indemnified Amount is to be paid by the Company to RE in the manner which best protects the interests of both the Members and the Company.

(c) Except as expressly provided in this Article XII, no Member or holder of Membership Interests will have any obligation or Liability to any Member or holder of Membership Interests arising out of or relating to any Liability of the Company.

Section 12.6. Claims. (a) When a party seeking indemnification under Section 12.3,12.4 or 12.5(a) (the “Indemnified Party”) receives notice of any claims made by third parties (“Third Party Claims”) or has any other claim for indemnification other than a Third Party Claim, which is to be the basis for a claim for indemnification hereunder, the Indemnified Party shall give prompt written notice thereof to the other party or parties (the “Indemnifying Party”) reasonably indicating (to the extent known) the nature of such claims and the basis thereof; provided, however, that failure of the Indemnified Party to give the Indemnifying Party prompt notice as provided herein shall not relieve the Indemnifying Party of any of its obligations hereunder unless and only to the extent that the Indemnifying Party shall have been materially prejudiced thereby. The Indemnified Party shall have the right to either (i) assume the defense of any Third Party

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Claim or (ii) request that the Indemnifying Party assume the defense of such Third Party Claim. No compromise or settlement in respect of any Third Party Claims may be effected by the Indemnifying Party without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed). Regardless of whether the Indemnified Party assumes the defense of a Third Party Claim or requests the Indemnifying Party to assume such defense, the Indemnifying Party shall pay all costs and expenses thereof, including without limitation fees and expenses of legal counsel.

(b) If RE receives notice of any claim which is the basis for a claim for indemnification under Section 12.5(b), he shall give prompt written notice thereof to the Company and LTM describing in detail the amount of such claim and the basis thereof. The Company shall have the right to assume the defense of such claim and the Company shall have the right to compromise or settle such claim to the extent such compromise or settlement is for the payment of cash in an amount equal to or less than Pesetas 326,000,000. No compromise or settlement in respect of any such claims may otherwise be effected by the Company without RE’s prior written consent (which consent shall not be unreasonably withheld or delayed). Notwithstanding anything in this Agreement to the contrary, the Company shall exercise its rights under this Section 12.6(b) with the consent of, and at the direction of, LTM, it being understood and agreed that, except as expressly provided in this Section 12.6(b), RE shall not be entitled to prevent the Company (whether in his capacity as a Member or as Managing Director or otherwise) from complying with LTM’s direction under this Section 12.6(b). Without limiting the Company’s rights pursuant to the foregoing, it is understood and agreed that, if RE has appointed his own counsel to defend a tax related claim of which a claim covered by this Section 12.6(b) is part, counsel appointed by the Company shall keep RE’s counsel informed of the progress of the defense of the claim covered by this Section 12.6x(b) and shall cooperate in a reasonable manner with RE’s counsel.

ARTICLE XIII

GENERAL

Section 13.1. Arbitration. In the event a dispute occurs with respect to any matter in connection with this Agreement, RE and LTM will promptly attempt to settle such dispute through consultation and negotiation in good faith and in a spirit of mutual cooperation. If agreement is reached concerning the resolution of such dispute, then such agreement shall be final, conclusive and binding on RE and LTM. If, on or before the tenth day after written notice of such dispute is given by one party to the other, such dispute has not been resolved by the agreement of RE and LTM, LTM and RE shall each appoint an arbitrator who shall, within five days of their appointment, agree on a third arbitrator to whom the dispute shall be referred. If the two independent arbitrators appointed by LTM and RE cannot agree on an appropriate third arbitrator, the matter

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shall be referred to the Dean of the Bar of Madrid which shall appoint an arbitrator. The finally appointed arbitrator shall be instructed to apply the laws of Spain. The arbitrator’s decision and award with respect to the dispute referred to shall be final and binding on RE and LTM and may be entered in any court with jurisdiction. The cost of the arbitration proceeding and any proceeding in court to confirm or to vacate any arbitration award, as applicable (including, without limitation, attorneys’ fees and costs), shall be borne by the unsuccessful party to the dispute and shall be awarded as part of the arbitrator’s award; provided, however, that (i) each of LTM and RE shall bear its own attorneys’ fees and costs in connection with the arbitration proceedings and (ii) if the arbitrator does not find one of LTM or RE to be unsuccessful then the cost of the arbitral proceeding shall be paid equally by LTM and RE. .

Section 13.2. Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission or by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

If to the Company:	If to LTM:

Jacometrezo 4 - 7°, 28013, Madrid Attention: Managing Director Facsimile: (3491) 5231658	LOEWS THEATRES 711 Fifth Avenue, New York, N.Y. 10022

Attention: John Cormie McBride. General Counsel Facsimile: (212) 833.83.79

With a copy to:	With a copy to:

Gomez-Acebo & Pombo Castellana 164, 28046 Madrid Attn. Richard Silberstein Facsimile: (3491) 582 9114	Lawrence J. Ruisi Chief Executive Officer Loews Theatres 711 Fifth Avenue New York, New York 10022 Facsimile: 212 833 67 80

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Lawrence J. Ruisi	John J. Walker
Chief Executive Officer	Chief Financial Officer
Loews Theatres	Loews Theatres
711 Fifth Avenue	711 Fifth Avenue
New York, New York 10022	New York, New York 10022
Facsimile: 212 833 67 80	Facsimile: 212 833 62 70

John J. Walker	Fried, Frank, Harris, Shriver &
Chief Financial Officer	Jacobson
Loews Theatres	1 New York Plaza
711 Fifth Avenue	New York, NY, 10004
New York, New York 10022	Attention: Sanford Kieger
Facsimile: 212 833 62 70	Facsimile: (212) 859 40 00

If to RE:
c/o Yelmo Films, S.A.
Jacometrezo, 4-7°
28001 Madrid
Facsimile: (3491) 523 1658

With a copy to:

Bufete Ramon Hermosilla
Claudio Coello, 32 - 1°
Attention: Ramon Hermosilla Gimeno
Facsimile: (3491) 435 6366

or to such other address as any party or other addressee shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

Section 13.3. Assignment: Binding Effect: Benefit. Except as expressly contemplated herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except any rights, interests or obligations relating to Membership Interests Transferred to a Permitted Transferee, provided that no such assignment will relieve the assigning party of any of its obligations hereunder, and provided further that the foregoing restriction shall not apply

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to any assignment to any successor Person in connection with any merger or consolidation or sale of all or substantially all of the assets. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 13.4. Confidentiality. Each Member agrees that it shall keep all information regarding the business, affairs or plans of the Company strictly confidential and shall maintain and protect all information regarding the business, affairs or plans of the Company in no less careful a manner than it maintains and protects its own confidential business information; provided, however, that such information may be disclosed by a Member or holder if, in the reasonable opinion of counsel to such Member or holder, and after prior consultation with the Members and their counsel (but not their consent), such disclosure is required by law or applicable rules of any securities exchange; provided further, that the provisions of this Section 13.4 shall not apply to information which (i) becomes generally available to the public other than as a result of a disclosure by such Member or holder or its representatives, (ii) was available to such Member or holder on a non-confidential basis prior to its disclosure to such Member or holder by any other Member or holder or their representatives, or (iii) becomes available to such Member or holder on a non-confidential basis from a source other than any other Member or its representatives.

Section 13.5. Entire Agreement. This Agreement has been prepared and executed in both English and Spanish, and both versions shall be binding on the parties hereto, provided that, in the event that any provision of the Spanish version conflicts with or is inconsistent with any provision of the English version of this Agreement, the provisions of the English version shall control and be binding upon each of the parties hereto. This Agreement (in both English and Spanish), the exhibits, appendices and schedules hereto and any certificate delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings (oral and written) among the parties with respect thereto.

Section 13.6. Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by or on behalf of each of the parties hereto.

Section 13.7. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies of this Agreement, each

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of which may be signed by less than all of the parties hereto, but together all such copies are signed by all of the parties hereto.

Section 13.8. Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

Section 13.9. Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural, and vice versa, “including” shall mean “including, without limitation,” words denoting any gender shall include all genders and references to a Person include such Person’s successors and permitted assigns. In this Agreement, unless defined herein, all accounting terms shall have the meaning given to them under GAAP.

Section 13.10. Incorporation of Exhibits and Schedules. All exhibits, appendices and schedules hereto are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

Section 13.11. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or otherwise affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 13.12. Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of Articles VII and VIII or Section 10.1 of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of Articles VII and VIII or Section 10.1 of this Agreement and to enforce specifically the terms and provisions of Articles VII and VIII or Section 10.1 of this Agreement in any court of competent jurisdiction, this being in addition to any other remedy to which they may be entitled at law or in equity.

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IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf as of the day and year first written above.

LTM SPANISH HOLDINGS, INC.

By:	/s/ JOHN CORMIE MCBRIDE
	Name:	John Cormie McBride
	Title:	Senior Vice President and General Counsel

RICARDO EVOLE MARTIL

/s/ Illegible

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